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                                                                    Exhibit 10.1


                                                           LOAN NO. 001-5056-003


                                 PROMISSORY NOTE


$1,050,000.00                                                  DECEMBER 30, 1999


      FOR VALUE RECEIVED, ROCKY SHOES & BOOTS, INC., an Ohio corporation ("BORROWER"), promises to pay to the order of GENERAL ELECTRIC CAPITAL BUSINESS ASSET FUNDING CORPORATION ("GE CAPITAL") at GE CAPITAL's office at 10900 N.E. 4th St., Suite 500, Bellevue, Washington 98004, Attention: Real Estate Department, or at such other address as the holder hereof may from time to time designate in writing, the principal sum of ONE MILLION FIFTY THOUSAND AND NO/100 DOLLARS ($1,050,000.00) together with interest from the date the proceeds of the loan (the "Loan") evidenced by this Promissory Note (this "Note") are initially disbursed until maturity on the principal balance from time to time remaining unpaid hereon at the rate of 8.275% per annum (computed on the basis of a 360-day year of twelve (12) consecutive thirty (30)-day months) in installments as follows: (i) interest only in advance at the rate of $241.35 per day shall be due and payable on the date the proceeds of the Loan are initially disbursed to or for the benefit of BORROWER (including, without limitation, disbursement into an escrow for the benefit of BORROWER) for the period beginning on the date of such disbursement and ending on December 31, 1999; (ii) one hundred seventy-nine
(179) installments of principal and interest in the amount of $10,201.75 each shall be payable commencing on February 1, 2000, and continuing on the first day of each and every succeeding month until and including December 1, 2014, and
(iii) on January 1, 2015, all then unpaid principal and interest hereon shall be due and payable.

      If any payment shall not be paid when due and shall remain unpaid for ten
(10) days, BORROWER shall pay an additional charge equal to five percent (5.00%) of the delinquent payment or the highest additional charge permitted by law, whichever is less.

      Upon not less than thirty (30) days advance written notice to GE CAPITAL at any time after February 1, 2005, and upon payment of the Prepayment Premium, BORROWER shall have the right to prepay all, but not less than all, of the outstanding balance of this Note on any regularly scheduled principal and interest payment date. The Prepayment Premium shall be determined by (i) calculating the decrease (expressed in basis points) in the current weekly average yield of ten (10)-year U.S. Treasury Constant Maturities (as published in Federal Reserve Statistical Release H.15 [519]) (the "Index") from Friday, June 4, 1999, to the Friday immediately preceding the week in which the prepayment is made, (ii) dividing the decrease by 100, (iii) multiplying the result by the following described applicable premium factor (the "Premium Factor"), and (iv) multiplying the product by the principal balance to be prepaid. If the Index is unchanged or has increased from Friday, June 4, 1999, to the Friday immediately preceding the prepayment date, no Prepayment Premium shall be due. The Premium Factor shall be the amount shown on the following chart for the month in which prepayment occurs:


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                    Number of
                     Months
                    Remaining           (Years)           Premium Factor
                    ---------           -------           --------------

                    144 - 133             (12)                 .059
                    132 - 121             (11)                 .054
                    120 - 109             (10)                 .049
                    108 -  97              (9)                 .044
                     96 -  85              (8)                 .039
                     84 -  73              (7)                 .035
                     72 -  61              (6)                 .030
                     60 -  49              (5)                 .025
                     48 -  37              (4)                 .020
                     36 -  25              (3)                 .015
                     24 -  13              (2)                 .010
                     12 -   1              (1)                 .005

      If the Federal Reserve Board ceases to publish the Index, then the decrease in the weekly average yield of ten (10)-year U.S. Treasury Constant Maturities will be determined from another comparable source designated by GE CAPITAL. Prepayment prior to February 1, 2005 will not be permitted.

      If GE CAPITAL at any time accelerates this Note after an Event of Default (defined below), then BORROWER shall be obligated to pay the Prepayment Premium in accordance with the foregoing schedule. The Prepayment Premium shall not be payable with respect to condemnation awards or insurance proceeds from fire or other casualty which GE CAPITAL applies to prepayment, nor with respect to BORROWER's prepayment of the Note in full during the last three (3) months of the term of this Note unless an Event of Default has occurred. BORROWER expressly acknowledges that the Prepayment Premium is not a penalty but is intended solely to compensate GE CAPITAL for the loss of its bargain and the reimbursement of internal expenses and administrative fees and expenses incurred by GE CAPITAL.

      The Loan is secured, in part, by a certain Open-End Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing (the "Mortgage") covering the real property and other assets (the "Property") described therein, and by certain other documents executed and delivered in connection herewith (the "Loan Documents").

      Each of the following shall constitute an Event of Default ("Event of Default") hereunder and under the Mortgage:

           a. Failure of or refusal by BORROWER to make any payment of principal, interest, or any Prepayment Premium due under this Note when due, and such failure or refusal shall continue for a period of ten (10) days after written notice is given to BORROWER by GE CAPITAL specifying such failure; or

           b. Failure of BORROWER within the time required by the Mortgage to make any payment for taxes, insurance or for reserves for such payments, or any other payment



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necessary to prevent the filing of any lien, and such failure shall continue for a period of ten (10) days after written notice is given to BORROWER by GE
CAPITAL specifying such failure; or

           c. Failure by BORROWER to observe or perform any obligations of BORROWER to GE CAPITAL on or with respect to any transaction, debt, undertaking or agreement other than the transaction evidenced by this Note and the continuation of such failure beyond the expiration of the applicable cure period, if any, set forth in the documents evidencing or securing such other transaction, debt, undertaking or agreement; or

           d. Failure of BORROWER to make any payment or perform any obligation under any superior liens or encumbrances on the Property, within the time required thereunder, or commencement of any suit or other action to foreclose any superior liens or encumbrances; or

           e. Failure by BORROWER to observe or perform any of its obligations under any of the lease agreements covering the Property; or

           f. The Property is transferred or any agreement to transfer any part or interest in the Property in any manner whatsoever is made or entered into without the prior written consent of GE CAPITAL; or

           g. Filing by BORROWER of a voluntary petition in bankruptcy or filing by BORROWER of any petition or answer seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, or similar relief for itself under any present or future federal, state or other statute, law or regulation relating to bankruptcy, insolvency or other relief for debtors, or the seeking, consenting to, or acquiescing by BORROWER in the appointment of any trustee, receiver, custodian, conservator or liquidator for BORROWER, any part of the Property, or any of the income or rents of the Property, or the making by BORROWER of any general assignment for the benefit of creditors, or the inability of or failure by BORROWER to pay its debts generally as they become due, or the insolvency on a balance sheet basis or business failure of BORROWER, or the making or suffering of a preference within the meaning of federal bankruptcy law or the making of a fraudulent transfer under applicable federal or state law, or concealment by BORROWER of any of its property in fraud of creditors, or the imposition of a lien upon any of the property of BORROWER which is not discharged in the manner permitted by the Mortgage, or the giving of notice by BORROWER to any governmental body of insolvency or suspension of operations; or

           h. Filing of a petition against BORROWER seeking any reorganization, arrangement, composition, readjustment, liquidation, or similar relief under any present or future federal, state or other law or regulation relating to bankruptcy, insolvency or other relief for debts, or the appointment of any trustee, receiver, custodian, conservator or liquidator of BORROWER, of any part of the Property or of any of the income or rents of the Property, unless such petition shall be dismissed within ninety (90) days after such filing, but in any event prior to the entry of an order, judgment or decree approving such petition; or

           i. The institution of any proceeding for the dissolution or termination of BORROWER voluntarily, involuntarily, or by operation of law, or the death of BORROWER; or



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           j. A material adverse change occurs in the assets, liabilities or net worth of BORROWER or any of the guarantors of the indebtedness evidenced by this Note from the assets, liabilities or net worth of BORROWER or any of the guarantors of the indebtedness evidenced by this Note previously disclosed to GE CAPITAL; or

           k. Any warranty, representation or statement furnished to GE CAPITAL by or on behalf of BORROWER under this Note, the Mortgage, or any of the Loan Documents shall prove to have been false or misleading in any material respect; or

           l. Failure of BORROWER to observe or perform any other covenant or condition contained in this Note and such failure shall continue for thirty (30) days after notice is given to BORROWER specifying the nature of the failure. No notice of default and no opportunity to cure shall be required if during the prior twelve (12) months GE CAPITAL has already sent a notice to BORROWER concerning default in performance of the same obligation; or

           m. Failure of BORROWER to observe or perform any other obligation under the Mortgage or any of the Loan Documents when such observance or performance is due, and such failure shall continue beyond the applicable cure period set forth in the Loan Documents, or if the default cannot be cured within such applicable cure period, if BORROWER fails within such time to commence and pursue curative action with reasonable diligence or fails at any time after expiration of such applicable cure period to continue with reasonable diligence all necessary curative actions. No notice of default and no opportunity to cure shall be required if during the prior twelve (12) months GE CAPITAL has already sent a notice to BORROWER concerning default in performance of the same obligation; or

           n. Any of the foregoing events occur with respect to any tenant of the Property, with respect to any guarantor of any of BORROWER's obligations in connection with the indebtedness evidenced by this Note or with respect to any guarantor of any tenant's obligations relating to the Property, or such guarantor dies or becomes incompetent; or

           o. The occurrence of any event of default under the documents evidencing or securing (i) GE CAPITAL Loan No. 001-5056-002 in the original principal amount of $1,500,000.00 or (ii) any other amounts owed to GE CAPITAL by Borrower or any entity related to Borrower or any of the guarantors of the indebtedness evidenced by this Note.

      Upon the occurrence of any Event of Default, GE CAPITAL shall have the option to declare the entire amount of principal and interest due under this
Note immediately due and payable without notice or demand, and GE CAPITAL may exercise any of its rights under this Note, under the Mortgage and under the Loan Documents. After acceleration or maturity, BORROWER shall pay interest on the outstanding principal balance of this Note at the rate of five percent (5.00%) per annum above Chase Manhattan Bank's prime interest rate in effect from time to time, or fifteen percent (15.00%) per annum, whichever is higher, provided that such interest rate shall not exceed the maximum interest rate permitted by law.


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      All payments of the principal and interest on this Note shall be made in coin or currency of the United States of America which at the time shall be the legal tender for the payment of public and private debts.

      If this Note is placed in the hands of an attorney for collection, BORROWER agrees to pay reasonable attorneys' fees and costs incurred by GE CAPITAL in connection therewith, and in the event suit or action is instituted to enforce or interpret this Note (including without limitation efforts to modify or vacate any automatic stay or injunction), the prevailing party shall be entitled to recover all expenses reasonably incurred at, before or after trial and on appeal, whether or not taxable as costs, or in any bankruptcy proceeding, or in connection with post-judgment collection efforts, including, without limitation, attorneys' fees, witness fees (expert and otherwise), deposition costs, copying charges and other expenses.

      This Note shall be governed and construed in accordance with the laws of the State of Ohio applicable to contracts made and to be performed therein (excluding choice-of-law principles).

      This Note is given in a commercial transaction for business purposes.

      This Note may be declared due prior to its expressed maturity date, all in the events, on the terms, and in the manner provided for in the Mortgage.

      BORROWER and all sureties, endorsers, guarantors and other parties now or hereafter liable for the payment of this Note, in whole or in part, hereby severally (i) waive demand, notice of demand, presentment for payment, notice of nonpayment, notice of default, protest, notice of protest, notice of intent to accelerate, notice of acceleration and all other notices, and further waive diligence in collecting this Note or in enforcing any of the security for this Note; (ii) agree to any substitution, subordination, exchange or release of any security for this Note or the release of any party primarily or secondarily liable for the payment of this Note; (iii) agree that GE CAPITAL shall not be required to first institute suit or exhaust its remedies hereon against BORROWER or others liable or to become liable for the payment of this Note or to enforce its rights against any security for the payment of this Note; and (iv) consent to any extension of time for the payment of this Note, or any installment hereof, made by agreement by GE CAPITAL with any person now or hereafter liable for the payment of this Note, even if BORROWER is not a party to such agreement.

      All agreements between BORROWER and GE CAPITAL, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of demand or acceleration of the final maturity of this Note or otherwise, shall the interest contracted for, charged, received, paid or agreed to be paid to GE CAPITAL exceed the maximum amount permissible under the applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to GE CAPITAL in excess of the maximum amount permissible under applicable law, the interest payable to GE CAPITAL shall be reduced to the maximum amount permissible under applicable law; and if from any circumstance GE CAPITAL shall ever receive anything of value deemed interest by applicable law in excess of the maximum amount permissible under applicable law, an amount equal to the excessive interest shall be applied to the reduction of the principal hereof and not to the payment of


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interest, or if such excessive amount of interest exceeds the unpaid balance of principal hereof, such excess shall be refunded to BORROWER. All interest paid or agreed to be paid to GE CAPITAL shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full period (including any renewal or extension) until payment in full of the principal so that the interest hereon for such full period shall not exceed the maximum amount permissible under applicable law. GE CAPITAL expressly disavows any intent to contract for, charge or receive interest in an amount which exceeds the maximum amount permissible under applicable law. BORROWER expressly acknowledges and represents that the Loan is a "business loan" within the meaning of Chapter 1343 of the Ohio Revised Code.

      BORROWER authorizes any attorney-at-law to appear in any Court of Record in the State of Ohio or in any other state or territory of the United States after the above indebtedness becomes due, whether by acceleration or otherwise, after not less than ten (10) days' written notice to BORROWER to waive the issuing and service of process, and to confess judgment against BORROWER in favor of the holder of this Note for the amount then appearing due together with costs of suit, and thereupon to waive all error and all rights of appeal and stays of execution.


                            [SIGNATURE PAGE FOLLOWS]



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   IMPORTANT: READ BEFORE SIGNING. THE TERMS OF THIS AGREEMENT SHOULD BE READ
  CAREFULLY BECAUSE ONLY THOSE TERMS IN WRITING ARE ENFORCEABLE. NO OTHER TERMS
     OR ORAL PROMISES NOT CONTAINED IN THIS WRITTEN CONTRACT MAY BE LEGALLY ENFORCED. YOU MAY CHANGE THE TERMS OF THIS AGREEMENT ONLY BY ANOTHER WRITTEN
                                   AGREEMENT.

            WARNING - BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT WILL BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE
            ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.


Signed in the presence of:             BORROWER:
                                       --------

                                       ROCKY SHOES & BOOTS, INC.,
                                       an Ohio corporation
/s/ Brenda Hammond
------------------------------
Print Name:  Brenda Hammond
                                       By: /s/ David Fraedrich
                                          -----------------------------
/s/ Susan Harmony                      Print: David Fraedrich
------------------------------                -------------------------
Print Name: Susan Harmony              Its: Exec VP & CFO
            -------------                   ---------------------------




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